Exhibit 10.2
Execution Version
ARLINGTON TANKERS LTD.
Executive Retention Agreement
     THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) by and between Arlington Tankers Ltd., a company incorporated in the Islands of Bermuda (the “Company”), and Edward Terino (the “Executive”) is made as of October 17, 2008.
     WHEREAS, the Executive and the Company have entered into that certain Executive Change in Control Agreement, dated as of October 24, 2005 (the “Change in Control Agreement”), pursuant to which the Executive would be entitled to the following benefits if the Executive’s employment with the Company is terminated by the Company without Cause (as defined in the Change in Control Agreement) or by the Executive for Good Reason (as defined in the Change in Control Agreement) within 12 months following a Change in Control (as defined in the Change in Control Agreement): (i) a payment equal to 12 months of the Executive’s base salary, (ii) a payment equal to the highest bonus paid to the Executive in any of the three years prior to the date of the Change in Control (as defined in the Change in Control Agreement), (iii) benefits for the Executive and the Executive’s family for 12 months and (iv) certain outplacement services.
     WHEREAS, the Executive is a “Participant” under the Company’s 2006 Bonus Plan (the “2006 Bonus Plan”) pursuant to which the Executive has received an equity-based award.
     WHEREAS, the Executive is a “Participant” under the Company’s 2008 Bonus Plan (the “2008 Bonus Plan”) pursuant to which the Executive is eligible to be awarded cash incentive bonuses if specified performance objectives are achieved, and such objectives are the Qualified Transaction Objective, Other Approved Transaction Objective, and general & administrative budget achievement objective (each as defined in the 2008 Bonus Plan).
     WHEREAS, the Company has entered into an Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008 (the “Merger Agreement”), with General Maritime Corporation and the other parties thereto, pursuant to which General Maritime Corporation will combine with the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
     WHEREAS, the Executive and the Company agree that if the Executive’s employment with the Company is terminated by the Company without Cause (as defined in the Change in Control Agreement) or by the Executive for Good Reason (as defined in the Change in Control Agreement) within 12 months following the Closing of the Combinations, the amount that would be payable to the Executive pursuant to clauses (i) and (ii) in the first recital above would equal $500,000.
     WHEREAS, the Compensation Committee of the Board has determined that the Combinations do not constitute Qualified Transactions as defined in and pursuant to the 2008 Bonus Plan.

     WHEREAS, in connection with entering into the Merger Agreement, the Board has determined that additional steps should be taken to reinforce and encourage the continued employment and dedication of the Executive and to recognize the efforts of the Executive in connection with the consummation of the transactions contemplated by the Merger Agreement, including the granting by the Compensation Committee of the Board to the Executive of a $750,000 discretionary cash bonus.
     WHEREAS, the Executive and the Company desire for the Executive to receive the benefits set forth herein upon Closing of the Combinations and upon the termination of the Executive under certain circumstances.
     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the Company and the Executive agree as follows:
     1.   Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1   “Cause” means:
                (a)   the Executive’s willful and continued failure to substantially perform his reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or
                (b)   the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
     For purposes of this Section 1.1, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
          1.2   “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
          1.3   “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).
                (a)   the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position, authority or responsibilities in effect immediately prior to the date of the Merger Agreement (the “Measurement Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;
                (b)   a material reduction in the Executive’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;
                (c)   the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive currently participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program or (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date;
                (d)   a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is outside of the New York City metropolitan area;
                (e)   any material failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.
     Notwithstanding the foregoing provisions of this Section 1.3, Good Reason shall not exist unless (i) the Executive notifies the Company within 30 days of the date on which a condition giving rise to Good Reason first existed, and (ii) the Company fails to resolve the condition within 30 days following receipt of such notice. The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive acknowledges and agrees that neither the Board nor any committee of the Board contemplates adopting a 2009 Bonus Plan or the payment of any other bonuses in respect of calendar year 2009 and that such failure to adopt a bonus plan or pay any other bonuses shall not constitute “Good Reason” under this Agreement.
          1.4   “Triggering Event” means the first to occur (if at all) of any of the following:
                a.   the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, in each case prior to the first to occur of (i) termination of the Merger Agreement at any time prior to the Effective Time or (ii) the Closing of the Combinations, or
                b.   the Closing of the Combinations.
          2.   Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the date hereof and shall expire upon the first to occur of (a) the termination of the Merger Agreement at any time prior to the Effective Time, (b) the date 12 months after the Closing Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under Section 4 if the Executive’s employment with the Company terminates within 12 months following the Closing Date.
          3.   Employment Status; Termination.
                3.1   Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason, the Executive shall not be entitled to any payments or benefits hereunder except as otherwise provided pursuant to Section 4.
                3.2   Termination of Employment.
                      (a)   Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination, in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of this Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.
                      (b)   The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
                      (c)   Any Notice of Termination for Cause given by the Company must be given within 30 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.
                      (d)   Any Notice of Termination for Good Reason given by the Executive must be given within 30 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.
          4.   Benefits to Executive.
                4.1   Bonus Payment. Upon the occurrence of a Triggering Event, then, subject to the Executive timely delivering an executed release substantially in the form attached hereto as Exhibit A (the “Release”) and provided that the Executive does not revoke the Release, no earlier than eight days after the date of execution of the Release and no later than 35 days after the Date of Termination (in the case of clause (a) of the definition of Triggering Event) or the Closing Date (in the case of clause (b) of the definition of Triggering Event), but in either case, no earlier than January 2, 2009, the Company shall pay to the Executive a lump sum cash payment equal to $1,250,000.
                4.2   2006 Bonus Plan Payment. Upon the occurrence of a Triggering Event prior to the Vesting Date (as defined in the 2006 Bonus Plan), then, subject to the Executive timely delivering an executed Release and provided that the Executive does not revoke the Release, no earlier than eight days after the date of execution of the Release and no later than 30 days after the Date of Termination (in the case of clause (a) of the definition of Triggering Event) or the Closing Date (in the case of clause (b) of the definition of Triggering Event), but in either case, no earlier than January 2, 2009, the Company shall pay to the Executive a cash payment equal to the product of (A) the average daily per share closing price of the Company’s common shares on the New York Stock Exchange during the 30 trading days preceding the Closing Date, times (B) 3,537 (which represents the Reference Number of Shares (as defined in the 2006 Bonus Plan)).
                4.3   Compensation for Termination Without Cause or for Good Reason. If (i) the Executive’s employment with the Company is terminated prior to the first to occur of (A) termination of the Merger Agreement at any time prior to the Effective Time or (B) the date that is 12 months after the Closing Date and (ii) Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then, in addition to any payments set forth in Sections 4.1 and 4.2, subject to the Executive delivering an executed Release and provided that the Executive does not revoke the Release the Executive shall be entitled to the following benefits:
                      (a)   for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits (including the Company’s 401(k) matching contribution) to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, that (A) if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family, (B) in the event continuation of such benefits is not permitted under such Benefit Plans or is deemed by the Company to be too costly, the Company shall pay to Employee the cash equivalent of such benefits, and (C) the aggregate amount of expense incurred by the Company in providing the benefits under this Section 4.3(a) shall not exceed $75,000;
                      (b)   for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled in accordance with this Section 4.3(b), the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination; and
                      (c)   within six months following the Date of Termination, the Company shall provide outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $20,000, with such services to extend until the earlier of (i) 12 months following the termination of Executive’s employment or (ii) the date the Executive secures full time employment.
                4.4   Termination of Employment Following Termination of Merger Agreement. In the event that the Merger Agreement terminates at any time prior to the Effective Time and the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason prior to the Vesting Date (as defined in the 2006 Bonus Plan), subject to the Executive delivering an executed Release and provided that the Executive does not revoke the Release, the Executive shall be entitled to the following benefit, payable in a lump sum no earlier than eight days after the date of execution of the Release and no later than 30 days after the Date of Termination: payment of a cash payment equal to the product of (A) the average daily per share closing price of the Company’s common shares on the New York Stock Exchange during the 30 trading days preceding the Date of Termination, times (B) 3,537 (which represents the Reference Number of Shares (as defined in the 2006 Bonus Plan)). Notwithstanding any other provision of this Agreement to the contrary, this Section 4.4 will survive the termination of this Agreement if this Agreement is terminated under clause (a) of Section 2 hereof while the Executive is still employed by the Company.
                4.5   Termination for Death or Disability. Notwithstanding anything herein to the contrary, if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Executive shall not be entitled to any payments or benefits under this Agreement.
                4.6   Resignation without Good Reason; Termination for Cause. Notwithstanding anything herein to the contrary, if the Company terminates the Executive’s employment with the Company for Cause, or if the Executive voluntarily terminates his employment with the Company (other than a termination for Good Reason), then the Executive shall not be entitled to any payments or benefits under this Agreement.
                4.7   Gross-up.
                      (a)   Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment, benefit or distribution to or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such tax, together with any such interest and penalties, hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.
                      (b)   All determinations required to be made under this Section 4.7, including whether an Excise Tax is payable by the Executive, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment, shall be made by mutual agreement between the Executive and the Company. If the parties are not able to reach an agreement with respect to such determinations, then an independent auditor (the “Firm”) selected by the Executive and the Company shall make such determinations. The Firm shall be a nationally-recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way for the Company or any affiliate thereof. Either the Company or the Executive may request that a determination be made. The Firm shall submit its determination and detailed supporting calculations to the Executive and the Company as promptly as practicable. If the Firm determines that any Excise Tax is payable by the Executive and that a Gross-Up Payment is required, the Company shall pay the Executive the required Gross-Up Payment within thirty (30) days of receipt of such determination and calculations. If the Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time it makes such determination, furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon the Executive and the Company.

                      (c)   As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). If the Executive thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment (if any) that has occurred and submit its determination and detailed supporting calculations to the Executive and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to the Executive, or for the Executive’s benefit, within thirty (30) days of receipt of such determination and calculations.
                      (d)   In the event that the Internal Revenue Service makes any claim, gives notice of any potential claim or institutes a proceeding against the Executive asserting that any Excise Tax or additional Excise Tax is due in respect of the Payments, the Executive shall promptly give the Company notice of any such claim, potential claim or proceeding. The Company shall have the right to conduct all discussions, negotiations, defenses, actions and proceedings, to the extent reasonably requested by the Company. The Executive will not settle any claim or proceeding relating solely to the Excise Tax payable in respect of the Payments without the consent of the Company, which consent shall not be unreasonably withheld. The Executive shall file, at the Company’s expense, all requests for refunds of the Gross-Up Amount, or any portion thereof, paid to any taxing authority as shall be reasonably requested by the Company and shall pay over to the Company (net of any tax payable thereon) any such refunds, together with any interest thereon, when and as such refunds and interest are received by the Executive.
                4.8   Payments subject to Section 409A.
                      (a)   Subject to this Section 4.8, payments or benefits due under Sections 4.1 and 4.2 as a result of the occurrence of clause (a) in the definition of Triggering Event and under Sections 4.3 and 4.4 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments or benefits, if any, to be provided to the Executive under Sections 4.1, 4.2, 4.3 and 4.4 as applicable:
                            (i)    It is intended that each installment of the payments and benefits due under Sections 4.1, 4.2, 4.3 and 4.4 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
                            (ii)    If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Sections 4.1, 4.2, 4.3 and 4.4.

                            (iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
                                   (1)   Each installment of the payments and benefits due under Sections 4.1, 4.2, 4.3 and 4.4 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
                                   (2)   Each installment of the payments and benefits due under Sections 4.1, 4.2, 4.3 and 4.4 that is not described in Section 4.8(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.
                      (b)   The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4.8(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
                      (c)   All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.
                4.9   Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.3(a), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
          5.   Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
          6.   Successors.
                6.1   Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
                6.2   Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
          7.   Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at Arlington Tankers Ltd., c/o Arlington Tankers LLC, 191 Post Road West, Westport, Connecticut, 06880 United States and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
          8.   Miscellaneous.
                8.1   Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
                8.2   Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
                8.3   Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.
                8.4   Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of New York, United States, without regard to conflicts of law principles.
                8.5   Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
                8.6   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
                8.7   Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
                8.8   Expenses. Each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with entering into this Agreement and performing its obligations hereunder.
                8.9   Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including the Change in Control Agreement and the 2008 Bonus Plan; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Notwithstanding the foregoing, in the event that this Agreement expires as a result of the occurrence of clause (a) of Section 2, the Change in Control Agreement and the 2008 Bonus Plan shall not be superseded and shall continue in full force and effect in accordance with its terms.

                8.10   Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
                8.11   Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement and the Release; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.
                8.12   Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

ARLINGTON TANKERS LTD.
By:	/s/ E. GRANT GIBBONS
E. Grant Gibbons
Director

/s/ EDWARD TERINO
EDWARD TERINO

Address:

17 CANTERBURY ROAD

WINDHAM, NH 03087

[Signature Page to Executive Retention Agreement]

Exhibit A to Executive Retention Agreement
FORM OF
RELEASE
[NOTE: FORM INCLUDES OPTIONS IF EXECUTIVE IS NOT TERMINATED AND RELEASE IS BEING EXECUTED UPON PAYMENT OF BONUS.]
          This RELEASE (this “Release”) is entered into by and between Arlington Tankers Ltd. (the “Company”) and Edward Terino (the “Executive”).
          The parties have entered into that certain Executive Retention Agreement, dated as of October 17, 2008 (the “Retention Agreement”).
          The Company has entered into an Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008 (the “Merger Agreement”), with General Maritime Corporation and the other parties thereto.
          [INCLUDE IF NO TERMINATION: The Executive is entitled to a bonus payment pursuant to the Retention Agreement subject to his timely execution and delivery of this Release and provided he does not timely revoke such acceptance.]
          [INCLUDE IF TERMINATION: The parties wish to resolve amicably the Executive’s separation from the Company and establish the terms of the Executive’s severance arrangement.]
          NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
     1. [INCLUDE IF TERMINATION: Termination Date. The Executive’s effective date of termination from the Company is ___, 20_.]
     2. Consideration. In return for the execution of this Release and it becoming binding upon the Executive, the Company agrees to pay the Executive the amounts and provide the Executive the benefits set forth in [INSERT APPLICABLE SECTIONS: Section 4.1 [,/and] Section 4.2 [and] Section 4.3] of the Retention Agreement (the “Release Benefits”), less applicable taxes and withholdings.
     3. Release. In consideration of the payment of the Release Benefits, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and General Maritime Corporation and their respective officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and Executives (each in their individual and corporate capacities), all executive benefit plans and plan fiduciaries (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses

(including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has against the Released Parties, including but not limited to, any and all claims arising out of the Executive’s employment with [INCLUDE IF TERMINATION and/or separation from] the Company, including, but not limited to, [INCLUDE IF APPLICABLE: all claims for any payment in connection with the Closing (as defined in the Merger Agreement) of the Combinations (as defined in the Merger Agreement),] all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., [Note: If Employer receives any federal funds, insert the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.] and the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75 et seq., the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. § 31-51kk et seq., Conn. Gen. Stat. § 31-51m (Connecticut whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of the Executive’s employment with [INCLUDE IF TERMINATION or separation from] the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Release prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).
     4. [INCLUDE IF TERMINATION: Return of Company Property. The Executive agrees to return all Company property and equipment in his possession or control, including, but not limited to, all Company files and documents. The Executive further agrees to leave intact all electronic Company documents including those which he developed or helped develop during his employment.]
     5. [INCLUDE IF TERMINATION: Cooperation. The Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, provided such requests are made by the Company with reasonable notice to the Executive and at reasonable times designated by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company. The Company shall pay the Executive a reasonable hourly rate and reimburse the Executive for all reasonable expenses and out-of-pocket costs incurred in connection with fulfilling the Executive’s obligations under this Section 5.]
     6. Nature of Agreement. The Executive understands and agrees that this Release is a [INCLUDE IF TERMINATION: severance and] settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

     7. Amendment. This Release shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Release is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
     8. Validity. Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Release.]
     9. Confidentiality. The Executive acknowledges that as a result of his employment with the Company, he has come into possession of non-public and/or confidential and/or proprietary information relating to the Company, General Maritime Corporation and their respective affiliates, including their respective practices, directors, officers, agents and employees. Except as otherwise required by court order or subpoena, the Executive agrees that he will not directly or indirectly use or disclose to any person, firm, or entity such non-public and/or confidential and/or other proprietary information acquired during his employment unless authorized in writing to do so by the Company. The Executive further agrees and understands that he is prohibited from disclosing any terms of this Release to anyone, except that he may disclose the terms of this Release and the Retention Agreement to his attorneys, accountants, or other advisors, or as otherwise required by law.
     10. [INCLUDE IF TERMINATION: Non-Disparagement. In return for the execution of this Release and it becoming binding upon the Executive, and as a condition for payment to the Executive of the monetary consideration herein, the Executive and the Company agree not to make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding each other or any of each other’s directors, officers, executives, agents, representatives, business affairs or financial condition.]
     11. Tax Acknowledgement: In connection with the payments and consideration provided to the Executive pursuant to this Release, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in this Release.
     12. Entire Agreement. This Release contains and constitutes the entire understanding and agreement between the parties hereto with respect to the matters set forth herein and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.
     13. Applicable Law and Consent to Jurisdiction. This Release shall be interpreted and construed by the laws of the State of Connecticut, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of Connecticut, or if appropriate, a federal court located in Connecticut (which courts, for purposes of this Release, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Release or the subject matter hereof.

     14. Acknowledgments. The Executive acknowledges that he has been given twenty-one (21) days to consider this Release and that the Company advised him to consult with any attorney of him own choosing prior to signing this Release. The Executive may revoke this Release for a period of seven (7) days after the execution of this Release, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.
     15. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Release, and that he fully understands the meaning and intent of this Release. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Release with an attorney. The Executive further states and represents that he has carefully read this Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

     IN WITNESS WHEREOF, all parties have set their hand and seal to this Release as of the date written below.

EDWARD TERINO	Date:

ARLINGTON TANKERS LTD.

Date:

By:
Name:
Title: